Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture, dated as of March 31, 2016 (this “Second Supplemental Indenture”), among AMC Entertainment Inc., a Delaware corporation (the “Company”), AMC Entertainment Holdings, Inc., a Delaware corporation (together with its successors and assigns, “AMCH”), each Guarantor under the Indenture referred to below and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of February 7, 2014 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 5.875% Senior Subordinated Notes due 2022 of the Company (the “Securities”);

WHEREAS, the Company desires to merge with and into AMCH, the direct parent company of the Company, with AMCH to be the surviving entity of such merger (the “Merger”);

WHEREAS, after the Merger is consummated, AMCH will become the Surviving Entity and the Company will cease to exist;

WHEREAS, Section 5.01 of the Indenture provides that under certain circumstances the Company may consolidate or merge with or into Surviving Entity provided the Surviving Entity assumes the Company’s Obligations under the Securities and the Indenture;

WHEREAS, the Company desires that AMCH assume the Company’s Obligations under the Securities and the Indenture, and AMCH desires to assume the Company’s Obligations under the Securities and the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the Guarantors are authorized to execute and deliver this Second Supplemental Indenture to amend or supplement the Indenture, without notice to or consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, AMCH, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Second Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Assumption of the Obligations

SECTION 2.1 Assumption of Obligations. AMCH, as the Surviving Entity, hereby assumes, subject to and effective upon the effective time of the Merger, all of the Company’s Obligations under the Securities and the Indenture. In accordance with Section 5.02 of the Indenture, AMCH shall, subject to and effective upon the effective time of the Merger, succeed to, shall be substituted for and may exercise every right and power of the Company under the Securities and Indenture, with the same effect as if AMCH had been named as the Company in the Indenture.

ARTICLE III

Confirmation of Subsidiary Guarantees

SECTION 3.1 Confirmation of Subsidiary Guarantees. Each Guarantor confirms that its Subsidiary Guarantee shall apply to the Obligations of AMCH in respect of the Securities outstanding and the Indenture. Each Guarantor confirms that any obligations it has under any Registration Rights Agreement shall continue to be in effect.

ARTICLE IV

Miscellaneous

SECTION 4.1 Notices.  All notices or communications to AMCH shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile (with a hard copy delivered in person or by mail promptly thereafter) and addressed as follows:

AMC Entertainment Holdings, Inc.
One AMC Way

11500 Ash Street

Leawood, KS 66211
Attention: General Counsel

SECTION 4.2 Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Second Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 4.3 Governing Law.  This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 4.4 Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4.5 Trustee not Responsible.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantors.

SECTION 4.6 Counterparts.  The parties hereto may sign one or more copies of this Second Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

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SECTION 4.7 Severability. In case any provisions in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.8 Headings.  The headings of the Articles and the Sections in this Second Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

AMC ENTERTAINMENT INC.

By:	/s/ Terry W. Crawford
	Name:	Terry W. Crawford
	Title:	Senior Vice President & Treasurer

AMC ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Terry W. Crawford
	Name:	Terry W. Crawford
	Title:	Senior Vice President & Treasurer

[Signature Page to Second Supplemental Indenture]

AMC CARD PROCESSING SERVICES INC.
AMC CONCESSIONAIRE SERVICES OF FLORIDA, LLC
AMC STARPLEX, LLC
AMC OF MARYLAND, LLC
AMERICAN MULTI-CINEMA, INC.
CLUB CINEMA OF MAZZA, INC.
LOEWS CITYWALK THEATRE CORPORATION
WANDA AMC RELEASING, LLC,
as Guarantors

By:	/s/ Terry W. Crawford
	Name:	Terry W. Crawford
	Title:	Senior Vice President & Treasurer

AMC ITD, INC.
AMC LICENSE SERVICES, INC.,
as Guarantors

By:	/s/ Kevin Connor
	Name:	Kevin Connor
	Title:	Senior Vice President, General Counsel & Secretary

[Signature Page to Second Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Donald T. Hurrelbrink
Name:	Donald T. Hurrelbrink
Title:	Vice President

[Signature Page to Second Supplemental Indenture]